Exhibit 99.4

FOLD AND DETACH HERE AND READ THE REVERSE SIDE t ACON S2 ACQUISITION CORP. This proxy is being solicited by the Board of Directors for the Extraordinary General Meeting of the Shareholders to be held on xxxxx xx, 2021 The shareholder(s) of ACON S2 Acquisition Corp. (the “Company”) referenced on the reverse side hereof hereby appoint(s) Chuck Garske and Bruce Goldfarb, jointly and severally with full power of substitution, as proxies to represent and vote all of the shares of the Company’s ordinary shares the shareholder(s) referenced on the reverse side hereof is entitled to vote at the Extraordinary General Meeting of the Shareholders of the Company to be held virtually at [ ] on xxxxx xx, 2021 at 10:00 a.m., Eastern Time, and at any and all adjournments or postponements thereof, on all matters coming before said meeting. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted on “FOR” the proposals listed on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Continued and to be signed on reverse side

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

The Company's Board of Directors recommends you vote "FOR" the following proposals:

Proposal	FOR	AGAINST	ABSTAIN
• **Proposal No. 1—The Domestication Proposal**—to approve by special resolution STWO's transfer by way of continuation to Delaware pursuant to Article 190 of STWO's Amended and Restated Memorandum and Articles of Association (the "Existing Governing Documents") and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, STWO's continuation and domestication as a corporation under the laws of the State of Delaware.	☐	☐	☐
• **Proposal No. 2—The Business Combination Proposal**—to approve by ordinary resolution STWO's entry into the Agreement and Plan of Merger, dated as of May 6, 2021 (as may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), by and among STWO, SCharge Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of STWO ("Merger Sub"), and ESS Tech, Inc., a Delaware corporation ("ESS").	☐	☐	☐
• **Proposal No. 3—The Charter Proposal and Governance Proposals**—to approve by special resolution that STWO's existing memorandum and articles of association (the "Existing Governing Documents") be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (the "Proposed Certificate of Incorporation"), a copy of the form of which is attached to the accompanying proxy statement as Annex B (the "Charter Proposal"), which, if approved, would take effect immediately upon completion of the Domestication and pursuant to which inter alia STWO's current Existing Governing Documents would be amended to remove provisions related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.			
• **Proposal No. 3(A)**—to approve on a non-binding advisory basis a proposal to increase authorized share capital of STWO from (i) 500,000,000 STWO Class A ordinary shares, par value $0.0001 per share, 50,000,000 STWO Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.	☐	☐	☐
• **Proposal No. 3(B)**—to approve on a non-binding advisory basis a proposal to authorize the New ESS Board to issue any or all shares of New ESS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ESS Board and as may be permitted by the Delaware General Corporation Law.	☐	☐	☐
• **Proposal No. 3(C)**—to approve on a non-binding advisory basis a proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless New ESS consents in writing to the selection of an alternative forum.	☐	☐	☐
• **Proposal No. 3(D)**—to approve on a non-binding advisory basis a proposal to remove provisions in STWO's current Existing Governing Documents related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.	☐	☐	☐
• **Proposal No. 4—The Election of Directors Proposal**—to approve by ordinary resolution that nine (9) directors be elected to serve on the New ESS Board.	☐	☐	☐
• **Proposal No. 5—The Equity Incentive Plan Proposal**—to approve by ordinary resolution the adoption of the ESS Tech, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus/information statement as Annex D.	☐	☐	☐
• **Proposal No. 6—The Nasdaq Proposal**—to approve by as an ordinary resolution, that for the purposes of complying with the applicable provisions of the Nasdaq, the issuance of shares of New ESS Common Stock in connection with the Business Combination.	☐	☐	☐
• **Proposal No. 7—The Employee Stock Purchase Plan Proposal**— to approve by ordinary resolution the adoption of the ESS Tech, Inc. 2021 Employee Stock Purchase Plan established to be effective upon Closing.	☐	☐	☐
• **Proposal No. 8—The Adjournment Proposal**—to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus/information statement is provided to STWO shareholders, (B) in order to solicit additional proxies from STWO shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if STWO shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by STWO from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $200,000,000 (net of unpaid transaction expenses incurred or subject to reimbursement by STWO) would not be satisfied at the closing of the Business Combination.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) on items 1, 2, 3, 4, 5, 6, 7 and 8 above. If this card contains no specific voting instructions, the shares will be voted FOR all proposals

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF EXTRAORDINARY GENERAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND HEREBY RATIFIES ALL THAT THE SAID PROXIES MAY DO BY VIRTUE HEREOF.

Signature ______________________ Date ______________________ Signature (if held jointly) ______________________

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.